AVRICORE HEALTH INC.

AMENDED NOTICE OF MEETING

May 23, 2025

To: All Canadian Securities Regulatory Authorities

Re: Avricore Health Inc. (the "Company")
Annual General Meeting of Shareholders

In connection with section 2.2 of National Instrument 54-101, we wish to advise you of the following information with respect to the Company's upcoming Meeting of shareholders:

Issuer:	AVRICORE HEALTH INC.
Meeting Type:	Annual General Meeting
ISIN:	CA0545211090
CUSIP:	054521109
Meeting Date:	Thursday, July 10, 2025
Record date for Notice:	Thursday, May 15, 2025
Record date for Voting:	Thursday, May 15, 2025
Beneficial Ownership Determination Date:	Thursday, May 15, 2025
Class of securities entitled to receive notice:	COMMON SHARES
Class of securities entitled to vote:	COMMON SHARES
Issuer sending proxy related materials directly to NOBO:	No
Issuer paying for delivery to OBO:	No
Meeting location	Vancouver, BC

Notice and Access (NAA) Requirements:

NAA for Beneficial Holders	No
Beneficial Holders Stratification Criteria:	
Number of shares greater than:	n/a
Holder Consent Type(s):	n/a
Holder Provinces-Territories:	n/a
NAA for Registered Holders	No
Registered Holders Stratification Criteria:	
Number of shares greater than:	n/a
Holder Provinces-Territories:	n/a

Yours truly,

"Kiriaki Smith"

Kiriaki Smith
CFO & Corporate Secretary

cc: Alberta Securities Commission
cc: Manitoba Securities Commission
cc: New Brunswick Securities Commission
cc: Nova Scotia Securities Commission
cc: Ontario Securities Commission
cc: Nunavut Securities Commission
cc: Newfoundland Securities Commission
cc: P.E.I. Securities Commission
cc: Quebec Securities Commission
cc: Saskatchewan Securities Commission
cc: Registrar of Securities – Northwest Territories
cc: Registrar of Securities – Yukon Territories
cc: TSX Venture Exchange
cc: CDS Inc.